Exhibit 5.1

53rd at Third
885 Third Avenue
New York, NY 10022-4834
Tel: +1.212.906.1200 Fax: +1.212.751.4864
www.lw.com

FIRM / AFFILIATE OFFICES
	Abu Dhabi	Moscow
	Barcelona	Munich
	Beijing	New Jersey
	Brussels	New York
	Chicago	Orange County
	Doha	Paris
	Dubai	Riyadh
	Frankfurt	Rome
	Hamburg	San Diego
April 26, 2010	Hong Kong	San Francisco
	Houston	Shanghai
Gibson Energy ULC	London	Silicon Valley
1700, 440-2nd Ave S.W.	Los Angeles	Singapore
Calgary, Alberta T2P 5E9	Madrid	Tokyo
Canada	Milan	Washington, D.C.

GEP Midstream Finance Corp.

1700, 440-2nd Ave S.W.

Calgary, Alberta T2P 5E9

Canada

Re:                               Registration Statement on Form F-4; U.S.$560,000,000 in Aggregate Principal Amount of 11.75% First Lien Senior Secured Notes due 2014 and U.S.$200,000,000 in Aggregate Principal Amount of 10.00% Senior Notes due 2018

Ladies and Gentlemen:

We have acted as special counsel to Gibson Energy ULC, an Alberta unlimited liability corporation (“Gibson”), and GEP Midstream Finance Corp., an Alberta corporation (“GEP,” and together with Gibson, the “Companies”), in connection with (i) the issuance by the Companies of U.S.$560,000,000 aggregate principal amount of 11.75% First Lien Senior Secured Notes due 2014 (the “Senior Secured Notes”) and the guarantees of the Senior Secured Notes (the “Senior Secured Note Guarantees”) by Gibson Energy (U.S.) Inc., a Delaware corporation (“Gibson US”), Gibson (U.S.) Acquisitionco Corp., a Delaware corporation (“Gibson US Acquisition” and, together with Gibson US, the “Delaware Guarantors”), Gibson Energy Holding ULC, the parent company, and each of the other subsidiaries listed on Schedule I hereto (together with the Delaware Guarantors, the “Guarantors”), under an Indenture, dated as of May 27, 2009, as supplemented by the First Supplemental Indenture, dated as of January 11, 2010, the Second Supplemental Indenture, dated as of February 12, 2010, and the Third Supplemental Indenture, dated as of April 26, 2010 (collectively, the “Senior Secured Indenture”) among the Companies, the Guarantors, The Bank of New York Mellon, as trustee (the “Trustee”), and BNY Trust Company of Canada, as collateral agent, and pursuant to a registration statement on Form F-4 under the Securities Act of 1933, as amended (the “Act”), filed with the Securities and Exchange Commission (the “Commission”) on February 12, 2010 (Registration No. 333-164885), as amended (the “Registration Statement”), and (ii) the issuance by the Companies of U.S.$200,000,000 aggregate principal amount of 10.00% Senior Notes due 2018 (the “Senior Notes,” and together with the Senior Secured Notes, the “Notes”) and the guarantees of the Senior Notes (the “Senior Note Guarantees,” and together with the Senior Secured Note Guarantees, the “Guarantees”) by the Guarantors, under an Indenture, dated as of January 19, 2010 (the “Senior Indenture,” and together with the Senior Secured Indenture, the “Indentures”) among the Companies, the Guarantors, and the Trustee, and pursuant to the Registration Statement.  This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or related prospectus, other than as expressly stated herein with respect to the issue of the Notes and Guarantees.

As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter.  With your consent, we have relied upon certificates and other assurances of officers of the Companies and the Guarantors, and others as to factual matters without having independently verified such factual matters.  We are opining herein as to the internal laws of the State of New York and the General Corporation Law of the state of Delaware, and we express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction or, in the case of Delaware, any other laws, or as to any matters of municipal law or the laws of any local agencies within any state. Various issues concerning the laws of (i) the Provinces of Ontario and Alberta, Canada and the federal laws of Canada are addressed in the opinion of Bennett Jones LLP, (ii) the Province of British Columbia, Canada are addressed in the opinion of Patterson Adams, (iii) the Province of Saskatchewan, Canada are addressed in the opinion of MacPherson Leslie & Tyerman LLP and (iv) the State of Washington are addressed in the opinion of Garvey Schubert Barer.  We express no opinion with respect to those matters herein, and to the extent elements of those opinions are necessary to the conclusion expressed herein, we have, with your consent, assumed such matters.

Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof:

1. When the Senior Secured Notes have been duly executed, issued, and authenticated in accordance with the terms of the Senior Secured Indenture and delivered against payment therefor in the circumstances contemplated by the Registration Statement and the Registration Rights Agreement, dated May 27, 2009 (the “Senior Secured Registration Rights Agreement”), among the Companies, the Guarantors party thereto, UBS Securities LLC, RBS Securities Inc. and RBC Capital Markets Corporation, the Senior Secured Notes will be legally valid and binding obligations of the Companies, enforceable against the Companies in accordance with their respective terms.

2. The Senior Secured Note Guarantee of each Delaware Guarantor has been duly authorized by all necessary corporate action of such Delaware Guarantor and, when the Senior Secured Notes have been duly executed, issued, and authenticated in accordance with the terms of the Senior Secured Indenture and delivered against payment therefor in the circumstances contemplated by the Registration Statement and the Senior Secured Registration Rights Agreement, each of the Senior Secured Note Guarantees will be legally valid and binding obligations of the respective Guarantors, enforceable against the respective Guarantors in accordance with their respective terms.

3.  When the Senior Notes have been duly executed, issued, and authenticated in accordance with the terms of the Senior Indenture and delivered against payment therefor in the circumstances contemplated by the Registration Statement and the Registration Rights Agreement, dated January 18, 2010 (the “Senior Registration Rights Agreement”), among the Companies, the Guarantors, UBS Securities LLC, Morgan Stanley & Co. Incorporated and RBC Capital Markets Corporation, the Senior Notes will be legally valid and binding obligations of the Companies, enforceable against the Companies in accordance with their respective terms.

4. The Senior Note Guarantee of each Delaware Guarantor has been duly authorized by all necessary corporate action of such Delaware Guarantor and, when the Senior Notes have been duly executed, issued, and authenticated in accordance with the terms of the Senior Indenture and delivered against payment therefor in the circumstances contemplated by the Registration Statement and the Senior Registration Rights Agreement, each of the Senior Note Guarantees will be legally valid and binding obligations of the respective Guarantors, enforceable against the respective Guarantors in accordance with their respective terms.

Our opinions are subject to:  (i) the effect of bankruptcy, insolvency, reorganization, preference, fraudulent transfer, moratorium or other similar laws relating to or affecting the rights and remedies of creditors; (ii) the effect of general principles of equity, whether considered in a proceeding in equity or at law (including the possible unavailability of specific performance or injunctive relief), concepts of materiality, reasonableness, good faith and fair dealing, and the discretion of the court before which a proceeding is brought; (iii) the invalidity under certain circumstances under law or court decisions of provisions providing for the indemnification of or contribution to a party with respect to a liability where such indemnification or contribution is contrary to public policy; and (iv) we express no opinion as to (a) any provision for liquidated damages, default interest, late charges, monetary penalties, make-whole premiums or other economic remedies to the extent such provisions are deemed to constitute a penalty, (b) consents to, or restrictions upon, governing law, jurisdiction, venue, arbitration, remedies, or judicial relief, (c) the waiver of rights or defenses contained in Section 4.06 of each of the Indentures, (d) any provision requiring the payment of attorneys’ fees, where such payment is contrary to law or public policy, (e) any provision permitting, upon acceleration of the Notes, collection of that portion of the stated principal amount thereof which might be determined to constitute unearned interest thereon, (f) any provision to the extent it requires that a claim with respect to the Notes (or a judgment in respect of such a claim) be converted into U.S. dollars at a rate of exchange at a particular date, to the extent applicable law otherwise provides, (g) provisions purporting to make a guarantor primarily liable rather than as a surety, and (h) the severability, if invalid, of provisions to the foregoing effect.  We are not passing upon the creation, validity, attachment, perfection, or priority of any lien or security interest.

We express no opinion with respect to (i) advance waivers of claims, defenses, rights granted by law, or notice, opportunity for hearing, evidentiary requirements, statutes of limitation, trial by jury or at law, or other procedural rights; (ii) waivers of broadly or vaguely stated rights; (iii) covenants not to compete; (iv) provisions for exclusivity, election or cumulation of rights or remedies; (v) provisions authorizing or validating conclusive or discretionary determinations; (vi) grants of setoff rights; (vii) proxies, powers and trusts; and

(viii) provisions prohibiting, restricting, or requiring consent to assignment or transfer of any right or property.

With your consent, we have assumed (a) that the Indentures, the Guarantees, and the Notes (collectively, the “Documents”) have been duly authorized, executed and delivered by the parties thereto other than the Delaware Guarantors, (b) that the Documents constitute legally valid and binding obligations of the parties thereto other than the Companies and the Guarantors, enforceable against each of them in accordance with their respective terms, and (c) that the status of the Documents as legally valid and binding obligations of the parties is not affected by any (i) breaches of, or defaults under, agreements or instruments, (ii) violations of statutes, rules, regulations or court or governmental orders, or (iii) failures to obtain required consents, approvals or authorizations from, or make required registrations, declarations or filings with, governmental authorities.

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act.  We consent to your filing this opinion as an exhibit to the Registration Statement and to the reference to our firm contained in the Prospectus under the heading “Legal Matters.”  In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,
/s/ latham & watkins llp

SCHEDULE I

GUARANTORS

Gibson Energy Holding ULC (Alberta, Canada)

Aarcam Propane & Construction Heat Ltd. (Alberta, Canada)

Moose Jaw Refinery ULC (Alberta, Canada)

Moose Jaw Refinery Partnership (Alberta, Canada)

Canwest Propane ULC (Alberta, Canada)

Canwest Propane Partnership (Alberta, Canada)

MP Energy ULC (Alberta, Canada)

MP Energy Partnership (Alberta, Canada)

GEP ULC (Alberta, Canada)

Gibson Energy Partnership (Alberta, Canada)

Link Petroleum Services Ltd. (British Columbia, Canada)

Link Petroleum, Inc. (Washington, USA)

Gibson GCC Inc. (Alberta Canada)

Bridge Creek Trucking Ltd. (Saskatchewan, Canada)

Johnstone Tank Trucking Ltd. (Saskatchewan, Canada)

Chief Hauling Contractors ULC (Alberta, Canada)

Battle River Terminal GP Inc. (Alberta, Canada)

Battle River Terminal LP (Alberta, Canada)